Exhibit 99.1

CONTACT:     Matthew Cummings
(814) 870-2150
matthew.cummings@erieinsurance.com

FOR IMMEDIATE RELEASE

Erie Insurance Announces $200 Million in Personal and Commercial Auto Rate Cuts to Provide Financial Relief to Customers
ERIE will reduce rates for personal and commercial auto policies across all states

Erie, Pa. (April 9, 2020) – To continue providing support and financial relief to customers impacted by the coronavirus pandemic, Erie Insurance today announced that it will reduce rates for personal and commercial auto insurance customers in 12 states and the District of Columbia.

Once approved and implemented, the estimated amount of financial relief for Erie Insurance customers is estimated to be approximately $200 million.

According to Erie Insurance President and CEO Tim NeCastro, while ERIE pricing philosophy has always centered around providing exceptional protection and service at the lowest possible cost, lowering rates during this challenging time is simply the right thing to do.

“For 95 years, ERIE’s promise to our customers has remained the same: to be there when they need us most,” said NeCastro. “Now, more than ever, we are centered on the Golden Rule and committed to providing near perfect protection and near perfect service at the lowest possible cost.”

While some auto insurers this week announced short term auto insurance rebates, ERIE’s decision to lower rates is designed to offer more impactful relief to customers — now and in the future.

Pending regulatory approval, actual rate changes for customers will vary by state and also be based on individually purchased policies and coverage options. Once approved, premium adjustments will take effect at the time of new policy initiation or renewal.

The rate reductions announced today are in addition to a range of assistance that ERIE has already provided to thousands of customers, including individualized payment flexibility, updating auto coverages for policyholders to reflect current vehicle usage, offering paramedical exam waivers for life insurance applicants, adding gift card reimbursement coverage to ErieSecure Home policies and delivering significant philanthropic support to COVID-19 rapid relief efforts in the communities ERIE serves.

Flexible Payment and Billing Options
ERIE understands that each customer’s situation is unique and we continue to offer flexibility to customers facing hardship.

ERIE agents can help customers with updating coverages. Agents and ERIE’s Customer Care teams can also assist with delaying payment dates, adjusting installments, changing pay plans and waiving penalties and fees. Customer Care can be reached at (800) 458-0811 with questions or to discuss these options.

Customers can also access their personal lines and life policies, view current and previous invoices, pay their bill and monitor a claim through Online Account.

Making Life Insurance Attainable
For a limited time, Erie Family Life is offering applicants a path to life insurance coverage without the requirement of a paramedical exam. The option to waive the exam is aligned with the Centers for Disease Control and Prevention guidance to maintain social distancing and prevent the spread of COVID-19. The waiver provides Erie Insurance customers the ability to obtain life insurance without in-person interaction. The offer is available for customers up to age 55 and policy face amounts up to $500,000.

Gift Card and Gift Certificate Reimbursement Coverage
Pending regulatory approval in several states, Erie Insurance is adding gift card and gift certificate reimbursement coverage to the company’s ErieSecure Home® policies. The additional feature, included at no additional cost, would reimburse customers for remaining balances on gift cards that can no longer be used at independently owned and operated local businesses due to business closures. There is no requirement that the business be insured by ERIE. While the additional protection was introduced to help promote buying new gift cards to help small businesses with their cash flows while they are closed, it is not a temporary addition and will become part of ERIE’s base ErieSecure Home policies.

Support for Community COVID-19 Relief Efforts
Erie Insurance provided a lead gift to support a new COVID-19 Rapid Response Fund recently established in Erie, Pennsylvania. The COVID-19 Rapid Response Fund will directly support 501(c)(3) organizations in Erie County, Pennsylvania — the location of our headquarters — that are providing support to those in need, administering care for children, serving elderly populations who are most vulnerable and helping those suffering hardships and job loss due to the COVID-19 pandemic. ERIE is also supporting our agents in their philanthropic efforts in their local communities.

“Our customers are looking to ERIE during this difficult time and we will continue to be here for them,” added NeCastro. “We will get through this unprecedented time together and continue to offer our employees, agents, customers and communities the support they need and the service they expect.”

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Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 9th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and” the 16th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.